EXHIBIT 15.(a).1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-8110 and No. 333-10580 on Form F-3 of our report dated 7 March 2006, except for Note 5, as to which the date is 26 April 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 5), relating to the consolidated financial statements and financial statement schedule of Norsk Hydro ASA and subsidiaries appearing in this Annual Report on Form 20-F/A of Norsk Hydro ASA for the year ended 31 December 2005.
/s/ Deloitte Statsautoriserte Revisorer AS

Oslo, Norway
27 April 2006